Exhibit 10.78
LIFE TECHNOLOGIES CORPORATION
NOTICE OF GRANT OF RESTRICTED STOCK UNITS
     [Participant Name] (the “Participant”) has been granted an award (the “Award”) pursuant to the Life Technologies Corporation 2009 Equity Incentive Plan (the “Plan”) consisting of one or more rights (each such right being hereinafter referred to as a “Restricted Stock Unit”) to receive in settlement of each such right one (1) share of Stock of Life Technologies Corporation, as follows:

Date of Grant:	[Grant Date]

Number of Restricted Stock Units:	[Number of Shares Granted],

Vesting Date:	The date which is described below; provided, however, that if the NASDAQ is not opened on such date, then the Vesting Date shall be next day the NASDAQ is open.

Vesting:	The number of Vested Restricted Stock Units shall be determined as follows, provided the Participant’s Service has not terminated prior to such date:

Anniversary of Date of Grant	Vested Percentage (Cumulative)
1st	25%
2nd	50%
3rd	75%
4th	100%
     By electronically accepting this document, the Company and the Participant agree that the Award is governed by this Notice, the provisions of the Plan, and the Restricted Stock Units Agreement attached to and made a part of this document, including any applicable Addendum or Supplement thereto. The Participant acknowledges receipt of copies of the Plan and Restricted Stock Unit Agreement, represents that the Participant has read and is familiar with its provisions, and hereby accepts the Award subject to all of its terms and conditions.

ATTACHMENTS:	1.	Life Technologies Corporation 2009 Equity Incentive Plan, as amended to the Date of Grant

	2.	Restricted Stock Units Agreement (U.S.)

LIFE TECHNOLOGIES CORPORATION
RESTRICTED STOCK UNITS AGREEMENT
(U.S.)
     Life Technologies Corporation has granted to the individual (the “Participant”) named in the Notice of Grant of Restricted Stock Units (the “Notice”) to which this Restricted Stock Units Agreement (the “Agreement”) is attached an award of Restricted Stock Units (the “Award”) upon the terms and conditions set forth in the Notice and this Agreement. The Award has been granted pursuant to and shall in all respects be subject to the terms and conditions of the Life Technologies Corporation 2009 Equity Incentive Plan (the “Plan”), as amended to the Vesting Date. By accepting the Notice, the Participant: (i) represents that the Participant has read and is familiar with the terms and conditions of the Notice, the Plan and this Agreement, (i) accepts the Award subject to all of the terms and conditions of the Notice, the Plan and this Agreement, (iii) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Notice, the Plan or this Agreement, and (iv) acknowledges receipt of a copy of the Notice, the Plan and this Agreement.
     1. Definitions and Construction.
          1.1 Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Notice or the Plan. Whenever used herein, the following terms shall have their respective meanings set forth below:
               (a) “Cause” shall mean, for purposes of this Agreement, any termination of employment by the Company due to misconduct or unsatisfactory performance for any of the following reasons: (i) commission of a crime against the Company, its affiliates, customers or employees, whether prosecuted or not; (ii) commission of any other crime or violation of law, statute or regulation that creates an inability to perform job duties; (iii) failure or inability to perform job duties due to intoxication by drugs or alcohol during working hours; (iv) conflict of interest, not specifically waived in advance by the Company; (v) unauthorized release of confidential information that belongs to the Company, its affiliates, customers or employees; (vi) habitual neglect of duties; (vii) unsatisfactory performance of job duties or insubordination (including but not limited to refusal to comply with established policies or procedures or failure to follow instructions of a supervisor); (viii) other misconduct including, but not limited to: falsification of the Company’s records, including timekeeping records and the employee’s application for employment; nonadherence to the Company’s policies, unlawful discrimination or harassment of another employee, customer or supplier; theft; unauthorized use or possession of property belonging to the Company, a co-worker or customer; possession of firearms, controlled substances or illegal drugs on the Company’s premises or while performing the Company’s business; and any other conduct interfering with work performance or constituting an unsafe, unethical or unlawful practice.
               (b) “Company” means Life Technologies Corporation and each subsidiary or affiliate that is classified as a Participating Company under the Plan’s terms. Notwithstanding the preceding, with respect to administrative matters the term “Company” shall solely refer to Life Technologies Corporation.

               (c) “Date of Grant” means the effective date shown in the Notice.
               (d) “Disability” means, for purposes of this Agreement, a condition of the Participant whereby he or she either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a long term disability income plan, if any, covering employees of the Company. Any determination of Disability under this Agreement shall be made by the Company’s Benefits Administration Committee.
               (e) “Retirement” means, for purposes of this Agreement, that a Participant satisfies the following criteria on his or her termination date: (i) the Participant’s Service terminated for any reason other than Cause, (ii) as of the date the Participant’s Service terminated, the Participant is credited with at least ten (10) Years of Service, and (iii) as of the date the Participant’s Service terminated, the Participant was age sixty (60) or older. For purposes of this Agreement, a individual’s termination of Service will not qualify as “Retirement” unless it also is treated as a “separation from service” as defined in Section 409A of the Code.
               (f) “Years of Service” means a Participant’s period of continuous service with the Company since his or her date of hire or, if applicable, most recent date of rehire. A Participant will receive credit for a Year of Service if he or she is employed on the anniversary date of his or her date of hire or, if applicable, most recent date of rehire. A Participant’s Years of Service will include any period of Service for which credit was granted for employment with a prior employer that merged with, or was acquired by, the Company. Any period of service that is less than a full 365-day period shall be disregarded for purposes of this Agreement. If a Participant’s Service with the Company is terminated for any reason other than Cause and then the Participant is rehired by the Company, the Participant will receive credit for periods of Service occurring prior to his or her rehire date only to the extent he or she is credited with past service credit for benefits purposes under the Company’s standard policies as documented and reported in the Company’s human resources information system.
          1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
     2. Administration. All questions of interpretation concerning this Agreement shall be determined by the Committee. All determinations by the Committee shall be final and binding upon all persons having an interest in the Award. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election. As a condition to receipt of the Award, all persons having an interest in the Award agree and understand that (i) if any error occurs with respect to the establishment, creation and/or administration of the Award, the Award shall be interpreted in light of the Committee’s original intent as determined in the sole discretion of the Committee or the appropriate officer of the Company and (ii) the Committee and/or appropriate officer of the Company shall have the authority to amend the Award, without the consent of the Participant, to reflect the original intent of the Committee with respect to the grant and terms of the Award.
     3. Settlement of the Award.
          3.1 No Additional Payment Required. The Participant shall not be required to make any additional monetary payment (other than applicable tax withholding, if any) upon settlement of the Award. Payment of the aggregate purchase price of the shares of Stock for which the Award is being settled shall be made in the form of past services rendered by the Participant to the Company or for its benefit which the Committee, by resolution, determines to have a value not less than the aggregate purchase price of such shares of Stock.
          3.2 Issuance of Shares of Stock. Subject to the provisions of Section 3.5 below, the Company shall issue to the Participant, on a date (the “Settlement Date”) within thirty (30) days following the Vesting Date (as defined in the Notice) a number of whole shares of Stock equal to the vested Number of Restricted Stock Units (as defined in the Notice), rounded down to the nearest whole number. Such shares of Stock shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 3.5. On the Settlement Date, the Company shall pay to the Participant cash in lieu of any fractional share of Stock represented by a fractional Restricted Stock Unit subject to this Award in an amount equal to the Fair Market Value on the Vesting Date of such fractional share of Stock.
          3.3 Tax Withholding. At the time the Award is granted, or at any time thereafter as requested by the Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the Award or the issuance of shares of Stock in settlement thereof. The Company shall have no obligation to deliver shares of Stock until the tax withholding obligations of the Company have been satisfied by the Participant.
          3.4 Certificate Registration. The certificate for the shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.
          3.5 Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of shares of Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
          3.6 Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of the Award.
          3.7 Leaves of Absence. If the Participant takes an approved leave of absence from active Service with the Company, or takes a leave of absence to which the Participant is legally entitled regardless of such approval, the following provisions will apply:
               (a) Vesting During Leave. The Award will not vest during a leave of absence other than an approved employee medical, FMLA or military leave. In the event that the Participant returns from an approved leave of absence and performs services for the Company for a period of at least thirty (30) days, then the Participant shall be treated as if the period of leave had been a period of continuous service with the Company and the Award shall become vested at the end of such thirty (30) days of Service.
               (b) Effect of Termination During Leave. If the Participant’s Service with the Company is terminated during an approved leave of absence, then the Award will expire in accordance Section 5 below.
     4. Nontransferability of the Award. Prior the Settlement Date, neither this Award nor any Restricted Stock Unit subject to this Award shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except by will or by the laws of descent and distribution.
     5. Effect of Termination of Service.
          5.1 Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Award, to the extent unvested on the date on which the Participant’s Service terminated, shall be fully accelerated and the shares of Stock subject to such fully vested Award shall be settled pursuant to the provisions of this Agreement.
          5.2 Death. If the Participant’s Service terminates because of the death of the Participant, the Award, to the extent unvested on the date on which the Participant’s Service terminated, shall be fully accelerated and shares of Stock subject to such fully vested Award shall be settled pursuant to this Agreement by the issuance of shares of Stock to the Participant’s legal representative or other person who acquired the right to such shares of Stock by reason of the Participant’s death.
          5.3 Retirement Provisions. If the Participant’s Service terminates because of the Participant’s Retirement, then this Award shall become 100% vested and settled in accordance with Section 3 above as of the date of such termination and the Participant shall receive such payment from the Company within thirty (30) days following that date.

Notwithstanding any provision of this Agreement or the Plan, for any Participant to whom this Section 5.3 applies on the Date of Grant, or may apply prior to the Vesting Date, if a “Change in Control,” occurs, then the Participant shall not receive an accelerated payment under Section 3 unless such Change in Control is determined by the Company to qualify as a change in control event under Section 409A(a)(2)(A)(v) of the Code. If such event does not so qualify, then (I) the Participant shall be 100% vested in the Award, (II) the value of the Shares shall be fixed as of the date the Change in Control, and (III) payment of such amount shall be made to the Participant on the earliest of (i) the Vesting Date, or (ii) the date the Participant “separates from service” as defined in Section 409A of the Code.
          5.4 Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability, death, or Retirement, the Award, to the extent unvested on the date on which the Participant’s Service terminated, shall terminate and any unvested shares of Stock subject to the Award shall be forfeited on the effective date of such termination of Service.
     6. Return of Share Value. Notwithstanding any other provision of this Agreement, if at any time during the provision of Participant’s Service to Company or within six (6) months after voluntary or involuntary termination of the Participant’s Service for any reason, the Participant, in the sole judgment of the Company, other than as an employee or a consultant for the Company in the execution of Participant’s employment duties or provision of consulting services, as the case may be, engages in any of the “Prohibited Activities” listed below, then, to the greatest extent permitted by applicable law: (i) to the extent this Award has not yet become vested, it shall immediately be cancelled; (ii) any Shares issued upon vesting of this Award during the time period that is six (6) months prior to and six (6) months after the date of termination of Service that have not yet been sold by Participant shall be returned to the Company; and (iii) if the Participant has sold any Shares issued upon vesting of the Award during the time period that is six (6) months prior to and six (6) months after the date of termination of Service, the Participant shall return to the Company, in the form of a cash payment, the value of such Shares on their vesting date, without regard to any subsequent market price decrease or increase, shall be paid by such individual to the Company.
          6.1 “Prohibited Activities” for purposes of this Section 6, are defined as follows:
               (a) Directly or indirectly, through an affiliated or controlled entity or person, on Participant’s own behalf or as a partner, consultant, proprietor, principal, agent, creditor, security holder, trustee or otherwise in any other capacity (except by ownership of one percent (1%) or less of the outstanding stock of any publicly held corporation) engaging in the following: owning, managing, operating, financing, controlling, investing, participating or engaging in, lending Participant’s name or credit to, rendering services or advice to, or devoting any material endeavor or effort to any business that develops, manufactures, distributes, markets, sales or provides any products or services which are competitive with or similar to the products or services developed (including products or services under development or the subject of planning for possible development), manufactured, distributed, marketed, sold or otherwise provided by Company during Participant’s Service, including but not limited to the “Competitor List” below;

               (b) Directly or indirectly soliciting or otherwise inducing any employee to end his/her employment with Company;
               (c) Disclosing or misusing any confidential, proprietary or material information concerning the Company;
               (d) Directly or indirectly soliciting Company customers (including prospective customers) that Participant had contact with or access to confidential or proprietary information about during Participant’s Service or otherwise inducing such customers to reduce or terminate their business relationship with Company; or
               (e) Engaging in research and development efforts (including customer assessment, observation and collaboration activities) such as testing, design, development, and process analysis related to or similar to efforts Participant engaged in or had access to confidential or proprietary information about during Participant’s Service to Company.
          6.2 For purposes of this Section 6, the “Competitor List” includes, but is not limited to, the following entities: Qiagen, Agilent Technologies, Inc., Allergan, Inc., C. R. Bard, Inc., Biogen Idec, Inc., Cephalon, Inc., DENTSPLY International, Inc., Forest Laboratories, Inc., Genzyme Corporation, Hologic, Inc., Hospira, Inc., Quest Diagnostics, Inc., St. Jude Medical, Inc., Varian Medical Systems, Inc., Thermo Fisher Scientific, Inc., Becton, Dickinson and Company, Beckman Coulter, Inc., General Electric Company, Takara Holdings, Inc. (including Clontech Laboratories, and Takara Bio, Inc.), VWR International, LLC, Active Motif, Sigma-Aldrich Corporation, Waters Corporation, Bio-Rad Laboratories, Inc., Charles River Laboratories International, Inc., Millipore Corporation, Illumina, Inc., PerkinElmer, Inc., Pacific Biosciences, Danaher Corporation, Roche, Qiagen N.V., Helicos BioSciences, as well as any entity that is a successor to, acquires a majority of the assets of, or merges in whole or in part with any of the foregoing entities.
          6.3 Participant acknowledges and agrees that (i) this Section 6 is necessary for the proper protection of the Company’s legitimate business interests, including protection of its trade secrets and confidential and proprietary information, as well as its customer and strategic relationships and good will, (ii) during the provision of Participant’s Service to Company, Participant has and/or will be personally entrusted with and exposed to such confidential and proprietary information and may also be exposed to Company’s customer and strategic relationships, (iii) Participant’s services are special and unique; (iv) Company has and will continue to be engaged in the highly competitive life sciences and biotechnology industry and the trade secrets, confidential and proprietary information, including its technologies, services and other developments are likely to be of great value to competitors; (v) Company operates in a world wide market and its business and customers are not geographically distinct, therefore, it is appropriate that this provision applies to Prohibited Activities anywhere in the world; (vi) Company will suffer great loss and irreparable harm if Participant were to engage in the Prohibited Activities; and (vii) the Prohibited Activities, including with respect to time, geographic area, and scope of activity are limited and reasonable and do not impose a greater restraint than is necessary to protect the goodwill and business interests of Company and allow Participant an adequate number and variety of employment alternatives, based on Participant’s varied skills and abilities.

          6.4 In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this Section 6 are more extensive than is necessary to protect the legitimate business interests of Company or otherwise unenforceable, the restrictions under this Section 6 and its subparagraphs shall be reformed and modified to the extent required to render them valid and enforceable. Notwithstanding Section 12.7 of this Agreement, this Section 6 may be in addition to and does not limit the effect of other agreements or understandings between Participant and Company with respects to matters addressed in it, including with respect to prohibitions against solicitation and the protection of Company’s trade secrets and confidential information.
     7. Change in Control. The Company and the Participant hereby agree that Section 13 of the Plan shall apply in the event a Change in Control; provided, however, if the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Corporation”), assumes this Award in connection with a Change in Control, if the Participant’s Service with the Company or the Acquiring Corporation, as applicable, is terminated without Cause, then this Award shall become 100% vested and settled in accordance with Section 3 above on the Participant’s termination date.
     8. Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and class of shares subject to the Award, in order to prevent dilution or enlargement of the Participant’s rights under the Award. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional share resulting from an adjustment pursuant to this Section 8 shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Committee, and its determination shall be final, binding and conclusive.
     9. Rights as a Stockholder, Director, Employee or Consultant. The Participant shall have no rights as a stockholder with respect to any shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 7. If the Participant is an Employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Participant, the Participant’s employment is “at will” and is for no specified term. Nothing in this Agreement shall confer upon the Participant any right to continue in the Service of the Company or a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Participant’s Service as a Director, an Employee or a Consultant, as the case may be, at any time.

     10. Legends. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Award in the possession of the Participant in order to carry out the provisions of this Section.
     11. Applicable Law; Mandatory Forum; Consent to Personal Jurisdiction.
          11.1 Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware.
          11.2 Mandatory Forum for Litigation. The parties irrevocably agree that any and all controversies or disputes involving, relating to, or arising out of, or under, this Agreement, including but not limited to its construction, interpretation or enforcement, shall exclusively be litigated in the state courts of the State of Delaware.
          11.3 Consent to Personal Jurisdiction and Waiver. Participant acknowledges that by entering into this Agreement and upon acceptance of any Shares issued by the Company hereunder, Participant is entering into a contract in the State of Delaware and is transacting business in the State of Delaware. Participant irrevocably and unconditionally consents to the personal jurisdiction of the state courts of Delaware with regard to any and all controversies or disputes involving, relating to, or arising out of, or under, this Agreement. Participant further irrevocably and unconditionally waives any defense or objection of lack of personal jurisdiction over Participant by the state courts of the State of Delaware.
     12. Miscellaneous Provisions.
          12.1 Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
          12.2 Binding Effect. Subject to the restrictions on transfer set forth herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.
          12.3 Termination or Amendment. The Committee may terminate or amend the Plan or the Award at any time; provided, however, that except as provided in Section 6 in connection with a Change in Control, no such termination or amendment may adversely affect the Award without the consent of the Participant unless such termination or amendment is necessary to comply with any applicable law or government regulation. No amendment or addition to this Agreement shall be effective unless in writing.
          12.4 Vesting Acceleration. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Award at any time, subject to the terms of the Plan. If so accelerated, such Award will be considered as having vested as of the date specified by the Committee and shall be settled through the issuance of shares on the applicable Settlement Date.

          12.5 Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary and to the extent the Award is subject to taxation in the United States, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination of Service (provided that such termination is a “separation from service” within the meaning of Section 409A of the Code, as determined by the Company) pursuant to Section 5 of this Agreement and if (x) Participant is a “specified employee” within the meaning of Section 409A of the Code at the time of such termination of Service and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A of the Code if paid to Participant on or within the six (6) month period following Participant’s termination of Service, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination of Service. It is the intent of this Agreement to comply with the requirements of Section 409A of the Code so that none of the Restricted Stock Units provided under this Agreement or shares of Stock issuable thereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply.
          12.6 Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, upon deposit in the United States Post Office, by registered or certified mail, or with an overnight courier service with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature or at such other address as such party may designate in writing from time to time to the other party.
          12.7 Integrated Agreement. The Notice and this Agreement constitute the entire understanding and agreement of the Participant and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Notice and the Agreement shall survive any settlement of the Award and shall remain in full force and effect.
          12.8 Counterparts. The Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          12.9 Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award or future awards granted under the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. By accepting this Award, the Participant hereby consents and agrees to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
          12.10 Severability. If any one or more of the provisions (or any part thereof) of the Plan or this Agreement issued hereunder, shall be held to be invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan or this Agreement shall not in any way be affected or impaired thereby. The Company may, without the consent of any Participant, and in a manner determined necessary solely in the discretion of the Company, amend the Plan and this Agreement as the Company deems necessary to ensure the Plan and all Awards remain valid, legal or enforceable in all respects.